Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter and Full-Year 2020 Results; Provides 2021 Outlook

2020 Record Sales of $1.669 Billion, excluding KJCC; Fourth Consecutive Year of Growth

2020 Operating Profit of $156.7 Million vs. Prior Year of $125.0 Million

2020 Net Income of $122.0 Million vs. Prior Year of $66.6 Million

2020 Adjusted EBITDA of $211.0 Million vs. Prior Year of $201.1 Million

Strong Growth in Wood-Preservation Businesses Offset Decrease in Carbon-Related Segment

PITTSBURGH, February 24, 2021 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the fourth quarter of $18.6 million, or $0.86 per diluted share, compared to $20.6 million, or $0.96 per diluted share in the prior year quarter.

Adjusted net income and adjusted earnings per share (EPS) were $16.2 million and $0.75 per share for the fourth quarter of 2020, compared to $7.1 million and $0.34 per share in the prior year quarter, respectively.  Adjustments to pre-tax income totaled $1.8 million for the fourth quarter of 2020, compared with $0.7 million for the fourth quarter of 2019. The adjustments for both periods primarily reflected restructuring expenses, non-cash benefits related to LIFO adjustments and non-cash benefits related to mark-to-market commodity hedging, while discretionary incentive costs were included in the current year adjustments.

Consolidated sales for the fourth quarter of 2020 were $393.1 million, an increase of $11.0 million, or 2.9 percent, compared with $382.1 million in the prior year quarter.  Excluding a $3.4 million favorable impact from foreign currency translation, sales increased by 2.0 percent from the prior year.

The Performance Chemicals (PC) segment again delivered strong sales growth and expanded profitability, as it continued to serve the underlying demand driven by a strong home repair and remodeling pipeline, as well as increased demand in international markets.

The Railroad and Utility Products and Services (RUPS) business reported slightly lower sales than the prior year, primarily due to decreased crosstie treating activities; however, the segment maintained its profitability as a result of increased demand in its utility pole business in the U.S. and Australia, and generally improved conditions in its maintenance-of-way businesses.

While sales and profitability for the Carbon Materials and Chemicals (CMC) segment decreased from the prior year due to ongoing demand weakness in its end markets, the sales decline has stabilized and profitability showed continued improvement to generate double-digit margin performance for the fourth quarter as well as for the full year.

As previously announced, the divestiture of Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC) was completed on September 30, 2020.  Beginning in 2020, KJCC results are classified as held for sale and as discontinued operations for the current year as well as the comparable prior year period.

President and CEO Leroy Ball said, “I’m proud to report that we finished 2020 with financial results in line with what we communicated to the market in January.  It was an extremely daunting year, punctuated by many highs as well as some challenges.  Through it all, our team members persevered and generated all-time bests in underlying safety metrics and delivered arguably Koppers best all-around financial performance ever.  We are excited to continue moving forward, taking the next steps to advance our company’s purpose of protecting what matters and preserving the future.”

Fourth-Quarter Financial Performance

•

Sales for RUPS of $168.2 million decreased by $1.3 million, or 0.8 percent, compared to sales of $169.5 million in the prior year quarter.  Excluding a favorable impact from foreign currency translation of $0.7 million, sales decreased by $2.0 million, or 1.2 percent, from the prior year quarter.  The sales decrease was primarily due to lower overall crosstie volumes, largely offset by higher demand for utility poles in the U.S. and Australia, as well as increased activities in maintenance-of-way businesses in the U.S., related to bridge repair and engineering and crosstie disposal services.  Adjusted EBITDA was $10.3 million, or 6.1 percent, in the fourth quarter, compared with $10.2 million, or 6.0 percent, in the prior year quarter.  The year-over-year profitability was relatively flat, in line with typical year-end slowdown.

•

Sales for PC of $129.9 million increased by $25.3 million, or 24.2 percent, compared to sales of $104.6 million in the prior year quarter.  Excluding an unfavorable impact from foreign currency translation of $1.0 million, sales increased by $26.3 million, or 25.1 percent, from the prior year quarter.  The sales increase reflects continued demand strength for copper-based preservatives in the U.S. that are, in turn, driven by a strong housing market and the diversion of discretionary funds from leisure and entertainment categories to home repair and beautification projects.  International markets benefited from improved industrial and agricultural demand as most economies have reopened.  Adjusted EBITDA for the fourth quarter was $23.0 million, or 17.7 percent, compared with $14.4 million, or 13.8 percent, in the prior year quarter.  The increased profitability was primarily due to higher sales volumes, a favorable product mix and improved cost absorption.

•

Sales for CMC totaling $95.0 million decreased by $13.0 million, or 12.0 percent, compared to sales of $108.0 million in the prior year quarter. Excluding a favorable impact from foreign currency translation of $3.7 million, sales decreased by $16.7 million, or 15.5 percent, from the prior year quarter.  Lower average oil prices, as well as a slowdown of markets during the pandemic, have resulted in lower pricing and volumes for carbon pitch globally and weaker demand for phthalic anhydride in the U.S., partially offset by improved demand for carbon pitch in Europe and carbon black feedstock in Australia.  Adjusted EBITDA was $14.4 million, or 15.2 percent, in the fourth quarter, compared with $15.6 million, or 14.4 percent, in the prior year quarter.  The year-over-year profitability was consistent with expectations and reflects continued margin recovery in the second half of 2020.

•

Operating profit was $34.8 million, or 8.9 percent, compared with $26.0 million, or 6.8 percent, in the prior year quarter.  Adjusted EBITDA was $47.1 million, or 12.0 percent, compared with $39.8 million, or 10.4 percent, in the prior year quarter.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers in the fourth quarter was $18.6 million, compared with $20.6 million in the prior year quarter.  Adjusted net income was $16.2 million, compared with $7.1 million in the prior year quarter.

•

In the fourth quarter of 2020, items excluded from adjusted EBITDA consisted of $2.5 million of pre-tax benefits, while adjusted net income and adjusted EPS for the quarter excluded $1.8 million of pre-tax benefits.  Both adjustments consisted of restructuring expenses, non-cash LIFO income, non-cash benefits related to mark-to-market commodity hedging and discretionary incentive costs.

•	Diluted EPS was $0.86, compared with $0.96 per share in the prior year quarter. Adjusted EPS for the quarter was $0.75, compared with $0.34 for the prior year period.

Full-Year 2020 Financial Performance

•

Consolidated sales of $1.669 billion increased by $32.1 million, or 2.0 percent, as compared to $1.637 billion in the prior year.  Excluding an unfavorable impact of $2.8 million from foreign currency translation, sales increased by $34.9 million, or 2.1 percent, from the prior year.  Despite headwinds associated with the global pandemic, 2020 sales represented the fourth consecutive year of growth as well as the highest level of revenues in the history of the company, excluding KJCC.

•

Sales for RUPS of $759.1 million increased by $25.6 million, or 3.5 percent, compared to sales of $733.5 million in the prior year.  Adjusted EBITDA was $65.4 million, or 8.6 percent, compared with $60.2 million, or 8.2 percent, in the prior year.

•

Sales for PC of $526.3 million increased by $78.0 million, or 17.4 percent, compared to sales of $448.3 million in the prior year.  Adjusted EBITDA was $100.7 million, or 19.1 percent, compared with $68.6 million, or 15.3 percent, in the prior year.

•

Sales for CMC totaling $383.7 million decreased by $71.5 million, or 15.7 percent, compared to sales of $455.2 million in the prior year. Adjusted EBITDA was $45.0 million, or 11.7 percent, compared with $73.5 million, or 16.1 percent, in the prior year.

•

Operating profit was $156.7 million, or 9.4 percent, compared with $125.0 million, or 7.6 percent, in the prior year.  Adjusted EBITDA was $211.0 million, or 12.6 percent, compared with $201.1 million, or 12.3 percent, in the prior year.

•	Net income attributable to Koppers was $122.0 million, compared with $66.6 million in the prior year. Adjusted net income was $88.0 million, compared with $66.8 million in the prior year.
•

The items excluded from adjusted EBITDA consisted of $4.1 million of pre-tax benefits, while adjusted net income and adjusted EPS excluded $0.1 million of pre-tax benefits.  Both adjustments consisted of restructuring expenses, non-cash LIFO income, non-cash benefits related to mark-to-market commodity hedging and discretionary incentive costs.

•	Diluted EPS was $5.71, compared with $3.16 per share in the prior year. Adjusted EPS was $4.12, compared with $3.18 for the prior year.
•

Capital expenditures for the twelve months ended December 31, 2020, were $69.8 million, compared with $37.2 million for the prior year period.  The year-over-year increase is consistent with the company’s most recent projections for capital investments in 2020, primarily driven by improving the safety and reliability of its existing infrastructure as well as a major treating expansion project.

•

At December 31, 2020, total debt was $775.9 million and, net of cash and cash equivalents, the net debt was $737.4 million, compared with total debt of $901.2 million and net debt of $868.9 million at December 31, 2019.  Compared to December 31, 2019, total debt was lower by $125.3 million and net debt was lower by $131.5 million.  The net leverage was 3.5 at December 31, 2020, compared with 4.3 at December 31, 2019.

2021 Outlook

Koppers remains committed to driving improvements through the execution of its strategic initiatives and making continued progress toward its long-term financial goals.

Based on current global economic activity and in consideration of the near-term economic uncertainty associated with the pandemic, the company expects that 2021 sales will be approximately $1.7 billion to $1.8 billion.  By comparison, sales in 2020 excluding KJCC were $1.67 billion.  The 2021 sales forecast is based upon an expectation that the residential treated lumber markets will revert to normalized levels in the second half of the year and demand levels for the company’s other business segments improve modestly year-over-year.

Koppers expects EBITDA, on an adjusted basis, will be approximately $215 million to $225 million for 2021, compared with $211.0 million in the prior year.

The effective tax rate for adjusted net income in 2021 is projected to be approximately 27 percent, compared to the tax rate in 2020, excluding special tax items, of 20.1 percent.  The lower 2020 tax rate is primarily due to benefits in the prior year related to the federal Coronavirus Aid, Relief, and Economic Security Act and other tax regulations that are not expected to continue in 2021.  Accordingly, the 2021 adjusted EPS is forecasted to be in the range of $4.00 to $4.25, compared with adjusted EPS of $4.12 in the prior year.  The higher tax rate anticipated in 2021 is estimated to have a negative impact on adjusted EPS of approximately $0.50 compared to the prior year.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Koppers expects to invest $105 million to $115 million in capital expenditures in 2021.  Approximately half of the planned expenditures in 2021 are aimed at growth and/or cost reduction projects that are estimated to generate $8 million to $12 million of EBITDA in 2022.  Net of cash received from the sale of closed properties, Koppers expects its net investment in capital expenditures to be between $80 million to $90 million.

In 2021, Koppers plans to reduce debt by approximately $30 million, and as a result, its net leverage ratio is projected to be in the range of 3.2 to 3.4 at December 31, 2021.

Commenting on the forecast, Mr. Ball said, “Due to the extraordinary success of our Performance Chemicals business during the pandemic, we will face tougher comparables in 2021.  We also acknowledge the likelihood of that business shifting to more normalized volumes as life begins returning to pre-pandemic routines.  It is, therefore, beneficial that Koppers has an enterprise model featuring a balanced mix of businesses centered on serving wood and infrastructure markets that, in combination with our many initiatives focused on growth and profitability, provides for a winning formula in 2021 and beyond.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10152426. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers210224.html.  (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into the internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10152426. The recording will be available for replay through May 24, 2021.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of EBITDA to Adjusted EBITDA by Segment; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio.

For the company’s guidance, adjusted EBITDA and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging.  As described above, the forecast amounts for these items cannot be reasonably estimated due to their nature but may be significant.  For that reason, the company is unable to provide GAAP estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net sales	$393.1	$382.1	$1,669.1	$1,637.0
Cost of sales	303.9	307.4	1,308.7	1,306.3
Depreciation and amortization	14.4	11.9	54.1	51.4
Impairment and restructuring charges	1.0	0.8	6.5	6.0
Selling, general and administrative expenses	39.0	36.0	143.1	148.3
Operating profit	34.8	26.0	156.7	125.0
Other income, net	0.4	0.0	2.3	0.4
Interest expense	10.3	14.2	48.9	61.7
Income from continuing operations before income taxes	24.9	11.8	110.1	63.7
Income tax provision (benefit)	6.2	(9.7)	21.0	0.0
Income from continuing operations	18.7	21.5	89.1	63.7
(Loss) income from discontinued operations, net of tax benefit (expense) of $0.0, $0.6, $0.9 and $(1.4)	(0.1)	(1.4)	(3.9)	3.7
Gain on sale of discontinued operations, net of tax expense of $8.3	0.0	0.0	35.8	0.0
Net income	18.6	20.1	121.0	67.4
Net (loss) income attributable to noncontrolling interests	0.0	(0.5)	(1.0)	0.8
Net income attributable to Koppers	$18.6	$20.6	$122.0	$66.6
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.88	$1.04	$4.25	$3.09
Discontinued operations	0.00	(0.05)	1.56	0.13
Earnings per basic common share	$0.88	$0.99	$5.81	$3.22
Diluted -
Continuing operations	$0.86	$1.01	$4.17	$3.03
Discontinued operations	0.00	(0.05)	1.54	0.13
Earnings per diluted common share	$0.86	$0.96	$5.71	$3.16
Weighted average shares outstanding (in thousands):
Basic	21,066	20,736	20,992	20,665
Diluted	21,621	21,369	21,374	21,068

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents, including restricted cash	$38.5	$32.3
Accounts receivable, net of allowance of $2.6 and $2.6	175.1	161.7
Income tax receivable	1.2	1.1
Inventories, net	295.8	288.5
Assets of discontinued operations held for sale	0.0	17.1
Derivative contracts	38.5	2.4
Other current assets	15.4	16.4
Total current assets	564.5	519.5
Property, plant and equipment, net	409.1	358.8
Operating lease right-of-use assets	102.5	112.3
Goodwill	297.8	296.1
Intangible assets, net	149.8	168.4
Deferred tax assets	18.4	23.7
Non-current assets of discontinued operations held for sale	0.0	59.3
Non-current derivative contracts	31.9	4.1
Other assets	24.6	22.4
Total assets	$1,598.6	$1,564.6
Liabilities
Accounts payable	$154.1	$162.8
Accrued liabilities	106.7	89.3
Current operating lease liabilities	21.2	22.0
Current maturities of long-term debt	10.1	10.2
Liabilities of discontinued operations held for sale	0.0	11.9
Total current liabilities	292.1	296.2
Long-term debt	765.8	891.0
Accrued postretirement benefits	46.2	46.6
Deferred tax liabilities	21.3	6.8
Operating lease liabilities	81.3	91.5
Non-current liabilities of discontinued operations held for sale	0.0	25.1
Other long-term liabilities	45.9	48.7
Total liabilities	1,252.6	1,405.9
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,688,347 and 23,321,087 shares issued	0.2	0.2
Additional paid-in capital	234.1	221.9
Retained earnings	215.8	93.8
Accumulated other comprehensive loss	(15.9)	(77.7)
Treasury stock, at cost, 2,589,803 and 2,515,925 shares	(92.5)	(90.9)
Total Koppers shareholders’ equity	341.7	147.3
Noncontrolling interests	4.3	11.4
Total equity	346.0	158.7
Total liabilities and equity	$1,598.6	$1,564.6

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2020	2019
Cash provided by (used in) operating activities:
Net income	$121.0	$67.4
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	54.1	55.1
Stock-based compensation	11.3	12.1
Change in derivative contracts	(9.2)	(4.1)
Non-cash interest expense	2.6	2.6
(Gain) on sale of discontinued operations and loss on disposal of assets and investment	(35.6)	0.8
Insurance proceeds	(0.7)	(3.0)
Deferred income taxes	9.4	(10.9)
Change in other liabilities	(8.6)	(18.4)
Other - net	(0.6)	(0.3)
Changes in working capital:
Accounts receivable	(11.5)	25.4
Inventories	8.7	(14.8)
Accounts payable	(25.3)	(3.1)
Accrued liabilities	8.5	3.9
Other working capital	3.0	2.6
Net cash provided by operating activities	127.1	115.3
Cash provided by (used in) investing activities:
Capital expenditures	(69.8)	(37.2)
Insurance proceeds	0.7	3.0
Net cash provided by sale of discontinued operations and asset sales	74.7	0.4
Net cash provided by (used in) investing activities	5.6	(33.8)
Cash (used in) provided by financing activities:
Net decrease in credit facility borrowings	(57.3)	(61.1)
Repayments of long-term debt	(70.7)	(29.7)
Issuances of Common Stock	1.1	4.0
Repurchases of Common Stock	(1.6)	(0.9)
Payment of debt issuance costs	(0.2)	(1.0)
Net cash used in financing activities	(128.7)	(88.7)
Effect of exchange rate changes on cash	1.5	(0.4)
Change in cash and cash equivalents of discontinued operations held for sale	0.7	2.5
Net increase (decrease) in cash and cash equivalents	6.2	(5.1)
Cash and cash equivalents at beginning of period	32.3	37.4
Cash and cash equivalents at end of period	$38.5	$32.3
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$31.5	$31.1
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$8.6	$29.9
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$50.1	$60.9
Income taxes	13.4	16.8
Noncash investing activities:
Accrued capital expenditures	8.9	0.4

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$168.2	$169.5	$759.1	$733.5
Performance Chemicals	129.9	104.6	526.3	448.3
Carbon Materials and Chemicals	95.0	108.0	383.7	455.2
Total	$393.1	$382.1	$1,669.1	$1,637.0
Operating profit (loss):
Railroad and Utility Products and Services	$6.3	$4.0	$46.7	$35.8
Performance Chemicals	21.5	13.6	88.6	52.1
Carbon Materials and Chemicals	7.5	8.9	23.4	39.2
Corporate Unallocated	(0.5)	(0.5)	(2.0)	(2.1)
Total	$34.8	$26.0	$156.7	$125.0
Operating profit margin:
Railroad and Utility Products and Services	3.7%	2.4%	6.2%	4.9%
Performance Chemicals	16.6%	13.0%	16.8%	11.6%
Carbon Materials and Chemicals	7.9%	8.2%	6.1%	8.6%
Total	8.9%	6.8%	9.4%	7.6%
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$10.3	$10.2	$65.4	$60.2
Performance Chemicals	23.0	14.4	100.7	68.6
Carbon Materials and Chemicals	14.4	15.6	45.0	73.5
Corporate Unallocated	(0.6)	(0.4)	(0.1)	(1.2)
Total	$47.1	$39.8	$211.0	$201.1
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	6.1%	6.0%	8.6%	8.2%
Performance Chemicals	17.7%	13.8%	19.1%	15.3%
Carbon Materials and Chemicals	15.2%	14.4%	11.7%	16.1%
Total	12.0%	10.4%	12.6%	12.3%

(1)	The tables below describe the adjustments to EBITDA for the quarters and years ended December 31, 2020 and 2019, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income	$18.6	$20.1	$121.0	$67.4
Interest expense	10.3	14.2	48.9	61.7
Depreciation and amortization	14.4	11.9	54.1	51.4
Depreciation in impairment and restructuring charges	0.0	0.8	2.0	3.4
Income taxes	6.2	(9.7)	21.0	0.0
Discontinued operations	0.1	1.4	(31.9)	(3.7)
EBITDA with noncontrolling interests	49.6	38.7	215.1	180.2
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	4.3	5.4	15.7	20.4
Non-cash LIFO (benefit) expense	(4.9)	(0.4)	(13.7)	4.5
Mark-to-market commodity hedging	(5.0)	(3.9)	(9.2)	(4.0)
Pension settlement	0.1	0.0	0.1	0.0
Discretionary incentive	3.0	0.0	3.0	0.0
Total adjustments	(2.5)	1.1	(4.1)	20.9
Adjusted EBITDA	$47.1	$39.8	$211.0	$201.1

UNAUDITED RECONCILIATION OF EBITDA TO ADJUSTED EBITDA BY SEGMENT

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2020	2019	2020	2019
EBITDA with noncontrolling interests:
Railroad and Utility Products and Services	12.5	9.1	68.8	54.0
Performance Chemicals	28.0	18.4	109.9	72.6
Carbon Materials and Chemicals	12.7	11.7	39.6	54.8
Corporate unallocated	(3.6)	(0.4)	(3.2)	(1.2)
Total EBITDA	$49.6	$38.8	$215.1	$180.2
Adjusted EBITDA:
Railroad and Utility Products and Services	10.3	10.2	65.4	60.2
Performance Chemicals	23.0	14.4	100.7	68.6
Carbon Materials and Chemicals	14.4	15.6	45.0	73.5
Corporate unallocated	(0.6)	(0.4)	(0.1)	(1.2)
Total Adjusted EBITDA	$47.1	$39.8	$211.0	$201.1
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	6.1%	6.0%	8.6%	8.2%
Performance Chemicals	17.7%	13.8%	19.1%	15.3%
Carbon Materials and Chemicals	15.2%	14.4%	11.7%	16.1%
Total Adjusted EBITDA margin	12.0%	10.4%	12.6%	12.3%

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income attributable to Koppers	$18.6	$20.6	$122.0	$66.6
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs	5.0	5.0	19.7	25.3
Non-cash LIFO (benefit) expense	(4.9)	(0.4)	(13.7)	4.5
Mark-to-market commodity hedging	(5.0)	(3.9)	(9.2)	(4.0)
Pension settlement	0.1	0.0	0.1	0.0
Discretionary incentive	3.0	0.0	3.0	0.0
Total adjustments	(1.8)	0.7	(0.1)	25.8
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(0.7)	(15.1)	(1.0)	(22.7)
Noncontrolling interest	0.0	(0.5)	(1.0)	0.8
Effect on adjusted net income	(2.5)	(14.9)	(2.1)	3.9
Adjusted net income including discontinued operations	16.1	5.7	119.9	70.5
Discontinued operations	0.1	1.4	(31.9)	(3.7)
Adjusted net income attributable to Koppers	$16.2	$7.1	$88.0	$66.8

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Income from continuing operations attributable to Koppers	$18.8	$22.9	$89.1	$63.7
Net income attributable to Koppers	$18.6	$20.6	$122.0	$66.6
Adjusted net income attributable to Koppers	$16.2	$7.1	$88.0	$66.8
Denominator for diluted earnings per share (in thousands)	21,621	21,369	21,374	21,068
Earnings per share:
Diluted earnings per share - continuing operations	$0.86	$1.01	$4.17	$3.03
Diluted earnings per share - net income	$0.86	$0.96	$5.71	$3.16
Adjusted earnings per share	$0.75	$0.34	$4.12	$3.18

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Year Ended December 31,
	2020	2019
Total Debt	$775.9	$901.2
Less: Cash	38.5	32.3
Net Debt	$737.4	$868.9
Adjusted EBITDA	$211.0	$201.1
Net Leverage Ratio	3.5	4.3